EXHIBIT 5.1

[Letterhead of McDonald Carano Wilson LLP]

October 20, 2004

Board of Directors

Boyd Gaming Corporation

2950 Industrial Road

Las Vegas, Nevada 89109-1100

Re:	Boyd Gaming Corporation
2002 Stock Incentive Plan (4,000,000 Shares)

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,000,000 shares (the “Plan Shares”) of $.01 par value common stock (the “Common Stock”) of Boyd Gaming Corporation (the “Company”) issuable upon exercise of options which have been and will be granted under the Company’s 2002 Stock Incentive Plan (the “Plan”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Plan Shares, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Plan Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be legally issued, fully paid, and non-assessable Common Stock.

October 20, 2004

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,

/s/ McDONALD CARANO WILSON LLP